Exhibit 15.2
[Jun He Law Offices letterhead]

June 27, 2008

51job, Inc.
Building 3
No. 1387, Zhang Dong Road
Shanghai 201203, People’s Republic of China
Dear Sirs,
     We consent to the reference to our firm under the headings “Key Information — Risk Factors,” “Information on the Company — Organizational Structure,” “Operating and Financial Review and Prospects — Overview — Critical Accounting Policies,” “Major Shareholders and Related Party Transactions — Related Party Transactions” and “Additional Information — Enforceability of Civil Liabilities” in 51job’s Annual Report on Form 20-F for the year ended December 31, 2007, which will be filed with the Securities and Exchange Commission in the month of June 2008.
Yours faithfully,
/s/ Jun He Law Offices
Jun He Law Offices